UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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INTERVEST BANCSHARES CORPORATION

(Name of Registrant as Specified in its Charter)

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Notice of Annual Meeting of Stockholders

To be held on Wednesday, May 26, 2010

To the Shareholders of Intervest Bancshares Corporation;

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the "Annual Meeting") of Intervest Bancshares Corporation, a Delaware Corporation, will be held on Wednesday, May 26, 2010, at 9:30 a.m., New York time, at our offices located at: One Rockefeller Plaza (Suite 400) New York, New York, 10020 for the following purposes:

1.	To elect eight directors, each to serve a one-year term;

2.	To approve a non-binding advisory proposal on the compensation of our executives as described in this proxy statement;

3.	To consider a proposed amendment to the Certificate of Incorporation to increase the number of shares of Class A Common Stock that the corporation is authorized to issue from 12 million to 62 million;

4.	To approve a proposal to authorize the corporation to issue shares in one or more non-public offerings in accordance with Nasdaq Rule 5635;

5.	To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent auditor for 2010; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above matters are more fully described in the attached proxy statement.

Pursuant to our Bylaws, our Board of Directors has fixed the close of business on April 23, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of our Class A or Class B common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Enclosed with this proxy statement is a full set of proxy materials, including a proxy card and our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2009. In accordance with the Securities and Exchange Commission rules, the enclosed proxy materials and Form 10-K are also available for viewing on the Internet at http://www.intervestbancsharescorporation.com.

By Order of the Board of Directors,

/s/ Lowell S. Dansker
Lowell S. Dansker
Chairman of the Board

April 27, 2010

New York, New York

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

INTERVEST BANCSHARES CORPORATION

One Rockefeller Plaza (Suite 400)

New York, New York 10020-2002 (212) 218-2800

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

References herein to “we,” “us” and “our” refer to Intervest Bancshares Corporation, unless otherwise specified. References to “our subsidiaries” refer to Intervest National Bank (our wholly owned national bank subsidiary) and Intervest Mortgage Corporation (our wholly owned mortgage-lending subsidiary).

This proxy statement is being furnished in connection with the solicitation by our Board of Directors (also referred to herein as the “Board”) of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 26, 2010, or on the date of any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement and the accompanying proxy card are being mailed to our stockholders commencing on or about April 27, 2010. Our Annual Report on Form 10-K for the year ended December 31, 2009, which includes our financial statements, is being mailed to our stockholders with this mailing. We are also posting the enclosed proxy materials and the Annual Report on Form 10-K for viewing on the Internet at http://www.intervestbancsharescorporation.com.

You will find a form of proxy in the envelope in which you received this proxy statement. Please sign and return this form of proxy in the enclosed postage-paid envelope. A stockholder giving a proxy may revoke it at any time prior to the commencement of the Annual Meeting by: filing a written notice of revocation with our Secretary prior to the meeting; or delivering to our Secretary a duly executed proxy bearing a later date; or attending the Annual Meeting, filing a written notice of revocation with the Secretary of the meeting and voting in person.

If the enclosed form of proxy is properly signed and returned to us in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Signed proxies with no instructions thereon will be voted FOR the election of the nominees for director, FOR the non-binding advisory proposal on the compensation of our executives disclosed in this proxy statement, FOR the proposed amendment to the Certificate of Incorporation to increase our authorized shares of Class A Common Stock from 12 million to 62 million, FOR the proposal to authorize the corporation to issue shares in one or more non-public offerings in accordance with Nasdaq Rule 5635 and FOR the ratification of the appointment of our independent auditor for 2010. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as shall be determined by a majority of our Board of Directors or its Executive Committee.

Our voting securities that are entitled to vote at the Annual Meeting consist of shares of our Class A and Class B common stock. Only stockholders of record at the close of business on April 23, 2010 are entitled to notice of and to vote at the Annual Meeting. As of April 23, 2010, there were 7,690,812 shares of our Class A common stock and 580,000 shares of our Class B common stock issued and outstanding, which excludes 404,339 shares of Class A common stock held by us as treasury stock.

Holders of outstanding Class B common stock are entitled to vote for the election of two-thirds of our directors rounded up to the nearest whole number, or six directors. Holders of outstanding Class A common stock are entitled to vote for the election of our remaining directors, or two directors. Holders of both Class A and Class B common stock as of the record date are entitled to vote on all other matters to come before the meeting, and each is entitled to one vote for each share held on the record date.

A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present, but are not counted as votes cast at the meeting. Broker non-votes (which are the submission of a proxy by a broker or nominee indicating the lack of discretionary authority to vote on the matter) are likewise counted as present for purposes of determining whether a quorum is present, but are not counted as votes cast at the meeting. Effective January 1, 2010, brokers are no longer permitted to vote on the election of directors without instructions from their customers.

If a quorum is present, the two nominees for election by the holders of Class A common stock and the six nominees for election by the holders of Class B common stock who receive the highest number of votes cast by holders of shares of Class A common stock and Class B common stock, respectively, will be elected as our directors. As such, abstentions and broker non-votes will have no effect on the election of directors, other than reducing the number of votes a candidate receives. Approval of the non-binding advisory proposal on executive compensation, approval of the proposal to authorize the issuance of shares in one or more non-public offerings, and approval of the ratification of the appointment of auditors will require the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on these matters since they are not counted as votes cast at the meeting. The approval of the amendment to our certificate of incorporation requires the affirmative vote of a majority of the votes entitled to be cast on the matter. Broker non-votes and abstentions will have the same effect as votes cast against the approval of the amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the amount and nature of beneficial ownership of our Class A and Class B common stock as of April 23, 2010 by (i) the shareholders we know to beneficially own more than 5% of our outstanding Class A or Class B common stock, (ii) each of our directors, (iii) each of our executive officers named in the Executive Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group.

	Class A Common Stock			Class B Common Stock
Name and Adress of Beneficial Holder (1)	Shares (1)		% Class (1)	Shares (1)	% Class (1)
More Than 5% Shareholders
Jean Dansker	701,965	(2)	9.13%	355,000	61.21%
Helene D. Bergman	403,602	(2)(3)	5.25%	75,000	12.93%

Directors and Named Executive Officers
John J. Arvonio	17,370		0.23%	—	—
Chief Financial and Accounting Officer
Michael A. Callen	38,200		0.50%	—	—
Director
Lowell S. Dansker	967,700	(2)(4)	12.52%	150,000	25.86%
Chairman and Chief Executive Officer
Paul R. DeRosa	44,800		0.58%	—	—
Director
Stephen A. Helman	97,627		1.27%	—	—
Director, Vice President
John H. Hoffmann	12,300		0.16%	—	—
Vice President, Intervest National Bank
Wayne F. Holly	67,000	(5)	0.87%	—	—
Director
Keith A. Olsen	26,250		0.34%	—	—
President, Intervest National Bank
Lawton Swan, III	13,100		0.17%	—	—
Director
Thomas E. Willett	22,000		0.29%	—	—
Director
Wesley T. Wood	90,700	(6)	1.18%	—	—
Director
All directors and named executive officers as a group (11 persons)	1,397,047		17.75%	150,000	25.86%

(1)

Percentages have been computed based upon 7,690,812 shares of Class A common stock and 580,000 shares of Class B common stock outstanding as of April 23, 2010, plus, for each person and the group, shares that person or the group has the right to acquire within 60 days of such date pursuant to the exercise of vested Class A common stock options.

Class A common shares that may be acquired pursuant to vested Class A common stock options as of March 31, 2010 are as follows: Mr. Arvonio: 11,370; Mr. Callen: 13,200; Mr. Dansker: 37,200; Mr. DeRosa: 13,800; Mr. Helman: 21,540; Mr. Hoffmann: 9,000; Mr. Holly: 12,000; Mr. Olsen: 24,000; Mr. Swan: 12,600; Mr. Willett: 12,000; Mr. Wood: 13,200; and by all directors and named executive officers as a group: 179,910.

(2)

Does not include shares of Class A common stock issuable upon conversion of the shares of Class B common stock. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder at any time.

(3)	Includes 148,032 shares held by adult children.
(4)	Includes 207,336 shares held by a family limited liability company, 29,164 shares held by adult children and 5,200 shares held by his spouse.
(5)	Includes 500 shares held by minor children and 30,000 shares of Class A common stock held by Sage Rutty & Company, Inc. Mr. Holly is Chairman and President of Sage Rutty & Company, Inc.
(6)	Includes 57,500 shares held by his spouse.

Proposal One: ELECTION OF DIRECTORS

At the Annual Meeting, it is proposed to elect a Board of eight directors, each to serve until the next annual meeting or until a successor is elected and qualified. If no contrary specification is made, the persons named in the proxy card will vote for the election of the nominees named below. If any of these nominees should decline election or should by reason of unexpected occurrence not be able to serve, the persons named in the proxy may exercise discretionary authority to vote for a substitute or substitutes. The holders of our Class B common stock, as a separate class, can elect two-thirds of our directors, rounded up to the nearest whole number. The holders of our Class A common stock, as a separate class, can elect one-third of our board of directors. All of the nominees are presently serving as our directors. The names of the nominees for directors and certain information about them follow.

For election by the holders of our Class A common stock:

Michael A. Callen, age 69, has served as our Director since May 1994. He is also a Director of our subsidiaries. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Since January 15, 2008, Mr. Callen has served as Chairman of the Board of Ambac Financial Group Inc., a leading provider of financial guarantees to the structured, asset-backed and mortgage-backed securities sectors. Mr. Callen has been a director of Ambac since 1991. Mr. Callen has also been President of Avalon Argus Associates, a financial consulting firm, since 1996. From April 1993 to April 1996, Mr. Callen was Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a Director of Citicorp and Citibank and a Sector Executive at Citicorp, responsible for corporate banking activities in North America, Europe and Japan, from 1987 to January 1992. We believe that Mr. Callen’s long and varied business career, including his substantial experience in the banking industry, well qualifies him for service on our Board.

Wayne F. Holly, age 53, has served as our Director since June 1999. He is also a Director of our subsidiaries. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman and President of Sage, Rutty & Co., Inc., a diversified financial services firm that is a member of the NASD. Mr. Holly has been an Officer and Director of Sage Rutty & Co., Inc. since 1993. Through his extensive experience in the securities industry, Mr. Holly brings a special expertise to the Board of Directors.

For election by the holders of our Class B common stock:

Lowell S. Dansker, age 59, has served as our Chairman of the Board of Directors and Chief Executive Officer since August 2006. He previously served as our Vice Chairman, President and Treasurer, except for Vice Chairman, since incorporation in 1993. Mr. Dansker served as Vice Chairman from October 2003 to August 2006. He also serves as Chairman of the Board of Directors and Chief Executive Officer of our subsidiaries, and as an Administrator of Intervest Statutory Trust II through V. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College and a Law degree from the University of Akron School of Law and is admitted to practice in New York, Ohio, Florida and the District of Columbia. As a founder of our company and our chief executive officer, Mr. Dansker provides significant leadership skills and industry knowledge to our Board of Directors.

Paul R. DeRosa, age 68, has served as our Director since February 2003. He is also a Director of our subsidiaries. Mr. DeRosa received a Bachelor of Arts degree in Economics from Hobart College and a Ph.D degree in Economics from Columbia University. Mr. DeRosa is a principal of Mt. Lucas Management Corp., an asset management firm where he is responsible for management of fixed income investments of that firm's Peak Partners Hedge Fund, and has served in that capacity since 1988. Since June 2008, Mr. DeRosa has served as director of Ambac Financial Group Inc., a leading provider of financial guarantees to the structured, asset-backed and mortgage-backed securities sectors. From July 1995 to March 1998, Mr. DeRosa was Chief Executive Officer of Eastbridge Holdings Inc., a bond and currency trading company. Mr. DeRosa’s extensive background in the investment community lends valuable expertise to our Board.

Stephen A. Helman, age 70, has served as our Director since December 2003 and as our Vice President and Secretary since February 2006. He is also a Director and Vice President of our subsidiaries, Secretary of Intervest Mortgage Corporation and an Administrator of Intervest Statutory Trust V. Mr. Helman received a Bachelor of Arts degree from the University of Rochester and a Law degree from Columbia University. Mr. Helman was a practicing attorney for more than 25 years when he joined us and his substantial experience in real estate law provides valuable expertise with respect to our commercial real estate lending activities.

Lawton Swan, III, age 66, has served as our Director since February 2000. He is also a Director of our subsidiaries. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President and Chairman of the Board of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978. His knowledge of the insurance industry is of particular value to our company.

Thomas E. Willett, age 62, has served as our Director since March 1999. He is also a Director of our subsidiaries. Mr. Willett received a Bachelor of Science degree from the United States Air Force Academy and a Law degree from Cornell University School of Law. Mr. Willett has been a member of Harris Beach PLLC, a law firm in Rochester, New York, since 1986. Mr. Willett focuses his legal practice in the general corporate area, with an emphasis on securities law matters. Mr. Willett has practiced in the corporate and securities law area for several years and we believe that experience qualifies him for service on our board.

Wesley T. Wood, age 66, has served as our Director since March 1994. He is also a Director of our subsidiaries. Mr. Wood received a Bachelor of Science degree from New York University School of Commerce. Mr. Wood is a Director and President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. Mr. Wood is also an Advisory Board Member of The Center of Direct Marketing at New York University, a member of the Advisory Trustees at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York. We believe that Mr. Wood’s long and successful business career well qualifies him for service on our Board.

There are no family relationships between any director, executive officer or any person nominated or chosen by the Board of Directors to become a director or executive officer.

Our Board of Directors unanimously recommends a vote "FOR"

the election by our Class A and Class B stockholders of the foregoing nominees for Director.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq Stock Market and other regulatory authorities. We may amend our governance policies and procedures when required by law, Nasdaq rules or when we otherwise deem it prudent to do so.

We have an Audit Committee and a Compensation Committee both of which operate under a charter adopted by the Board. Our Audit Committee has procedures in place for the submission of complaints or concerns regarding our financial statement disclosures and other matters. We also have a written code of business conduct and ethics that applies to our directors, officers and employees, and also have a written code of ethics that applies to our principal executive and principal financial officers. Copies of any of these documents are available and will be furnished upon written request and without charge to beneficial holders of our Class A common stock by writing to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York, 10020.

Board Leadership Structure and Risk Oversight

We have always operated using the traditional U.S. board leadership structure, under which our chief executive officer also serves as the chairman of our board of directors. Since our formation, we have had two persons serve as chief executive officer, with Mr. Lowell S. Dansker serving as our Chairman and Chief Executive Officer since August 2006. We believe that our company has been well-served by this leadership structure. Having one person serve as both chief executive officer and chairman of the board demonstrates for our employees, customers and stockholders that the company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. The combined role promotes unified leadership and direction for the Board and for management and allows for a clear focus in executing our business plans. We also receive active and effective management oversight by the Board’s independent directors.

Director Nominations Process

Our Board of Directors does not have a standing nominating committee and it believes that our director nomination policy has and continues to work efficiently without the need for a separate nominating committee. Candidates for director nomination for election by the holders of our Class A common stock are reviewed by those directors who qualify as "independent" directors, as such term is defined in the rules of the Nasdaq Stock Market.

Our independent directors will consider candidates recommended by our management and will also consider candidates recommended by any of our stockholders. There are no differences in the manner in which our independent directors would evaluate stockholder-recommended nominees, as compared with nominees obtained from other sources. Our independent directors develop the credentials and characteristics required of our board of directors and committee nominees in light of the composition of our board of directors and committees thereof, our business, operations, applicable legal and listing requirements, and other factors they consider relevant. We do not have a policy for considering diversity in identifying director nominees. Our independent directors review available information concerning the candidate, including their qualifications or criteria for Board membership and other factors that they deem relevant. Our independent directors will then recommend a slate of nominees for election by the holders of our Class A common stock to the full Board of Directors for review and approval.

Our Class B stockholders, who are comprised of the following family members: Jean Dansker; Lowell S. Dansker; and Helene D. Bergman, recommend the nominees for our Class B directors to the full Board of Directors. The full Board of Directors approves the nominees for election by the holders of our Class A and Class B common stock.

Any of our stockholders may nominate one or more persons for election by the holders of our Class A common stock as a director at an annual meeting if the stockholder complies with the notice, information and consent provisions contained in our bylaws. In order for a director nomination to be timely, a stockholder's notice to our Secretary must be delivered not less than 90 days nor more than 120 days in advance of the corresponding date of the proxy statement released to stockholders in connection with our prior year's annual meeting of stockholders. In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual meeting, notice by the shareholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date was made, whichever occurs first. To be in proper form, a notice must also contain information concerning the proposed nominee, including: the name, age, business address and residence address of the person; the principal occupation of the person; the beneficial ownership of our shares of the person; and any other information related to the person that would be required to be filed in a proxy statement or other filings required to be made in connection with the solicitation of proxies.

Affirmative Determinations Regarding Director Independence

Our Board of Directors has determined that each of the following directors is an "independent" director as such term is defined in Nasdaq Marketplace Rule 4200(a)(15): Michael A. Callen; Paul R. DeRosa; Wayne F. Holly; Lawton Swan, III; Thomas E. Willett; and Wesley T. Wood.

In this proxy statement, these six directors may be referred to individually as an "Independent Director" and collectively as "Independent Directors." A director is considered independent only if the director does not have, and generally has not had in the most recent three years, any material relationships with us or our subsidiaries, including any affiliation with our independent auditors. Our Board of Directors has also determined that each member of our Audit Committee meets the independence requirements applicable to our Audit Committee prescribed by the Nasdaq Stock Market and the Securities and Exchange Commission ("SEC"). The Board further determined that Michael A. Callen and Paul R. DeRosa, members of our Audit Committee, are "Audit Committee Financial Experts," as such term is defined in applicable SEC rules.

Communications with the Board and Audit Committee

We have a procedure in place to facilitate communications to our Board of Directors by our stockholders. Under the process approved by the Board, our Secretary reviews all correspondence addressed to our Board of Directors or any individual member of the Board, and will forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or any of its Committees or that is otherwise determined to require the Board's attention. The procedure allows our Directors at any time to review a log of all correspondence received by us that are addressed to the Board or individual members of the Board and request copies of such correspondence. Individuals may communicate with the Board by writing to Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020.

Concerns related to our accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and are handled in accordance with procedures established by the Audit Committee. Individuals may communicate with our Audit Committee by writing to the: Chairman of Audit Committee, Michael A. Callen, 10901 Riverwood Drive, Potomac, Maryland 20854.

Meetings of the Board of Directors and Committees

Our Board of Directors and various committees of the Board meet throughout the year and also through telephone contact and other communications with the Chairman and others as needed. Regular meetings of the Board were held every other month in 2009 and are being held monthly this year. In addition, special meetings of the Board are held from time to time as needed. Our Board of Directors held seven meetings in 2009. The Independent Directors met at regularly scheduled sessions without our management. During the period that each director served as such, all of our directors (except for Mr. David Willmott who passed away in August 2009) attended at least 75% of the total meetings held by our Board of Directors and by the Committees on which they served during 2009. We do not have a policy that requires members of the Board to attend our annual meeting of stockholders. Three members of the Board attended last year's annual meeting of stockholders.

Committees of Our Board of Directors

Executive Committee. Members are Lowell S. Dansker (Chairman), Michael A. Callen and Stephen A. Helman. The executive committee acts for the Board of Directors between board meetings, except to the extent limited by our bylaws or Delaware law. This committee held no meetings in 2009. In addition, the Board of Directors for each of our subsidiaries has a standing Executive Committee that exercises all of the power of the Board of Directors between meetings of the Board and the members are as follows: Intervest National Bank - Lowell S. Dansker (Chairman), Michael A. Callen and Wayne F. Holly; and Intervest Mortgage Corporation - Lowell S. Dansker (Chairman), Michael A. Callen and Stephen A. Helman.

Audit Committee. Members are Michael A. Callen, Chairman, Paul R. DeRosa, Lawton Swan, III and David J. Willmott from the period January to August 2009. The members of the Audit Committee are independent directors under applicable Nasdaq and SEC rules. This committee held seven meetings in 2009. Our Audit Committee considers matters pertinent to us and our subsidiaries. A copy of the Audit Committee's charter can be found on our website at www.intervestbancsharescorporation.com.

As set forth in more detail in its charter, the Audit Committee's primary responsibilities fall into four broad categories: (1) monitoring the preparation of our quarterly and annual financial statements by our management, including providing direct communication between our Board of Directors and our internal and external auditors; (2) overseeing the relationship between us and our outside auditors, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services that may be provided to us, and determining whether the outside auditors are independent; (3) overseeing the internal and external audit function; and (4) certain compliance oversight responsibilities, including monitoring the design and maintenance of our system of internal accounting and financial reporting controls as well as review and approval of any related party transactions. The Audit Committee's activities during 2009 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee. Members are Wesley T. Wood, Chairman, Michael A. Callen and Paul R. DeRosa. All members are independent directors under the Nasdaq corporate governance rules. This committee held one meeting in 2009. A copy of the Compensation Committee's charter can be found on our website at www.intervestbancsharescorporation.com.

As set forth in more detail in its charter, the Compensation Committee is responsible for making recommendations to the full Board concerning our Director and executive officer compensation and for general oversight of the compensation and benefit programs for all of our employees, including the employees of our subsidiaries.

Other Committees. The Board of Directors for Intervest National Bank and Intervest Mortgage Corporation each has a standing Loan Committee whose current members consist of Lowell S. Dansker, Chairman, Paul R. DeRosa and Wesley T. Wood. The Loan Committee is responsible for the review and approval of loans made by both Intervest National Bank and Intervest Mortgage Corporation in conformity with the loan policies approved by the Board of Directors of each entity.

Intervest National Bank's Board of Directors has a Compliance Committee whose current members consist of Keith A. Olsen, Chairman, Wayne F. Holly and Thomas E. Willett. This committee is responsible for the monitoring and coordination of Intervest National Bank's adherence to a Memorandum of Understanding between the Bank and to the Office of the Comptroller of the Currency and to submit progress reports thereon to the OCC. The memorandum is described in note 21 to our consolidated financial statements included in our Annual Report to Stockholders on Form 10-K.

Intervest National Bank's Board of Directors also established in 2010 an Asset and Liability Management Committee whose current members are Paul R. DeRosa, Chairman, Wayne F. Holly and members of senior management. This Committee oversees the asset and liability (interest rate risk) position, liquidity and funds management, and investment portfolio of Intervest National Bank.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee had any relationship with us or our subsidiaries requiring disclosure under applicable SEC rules regarding Compensation Committee interlocks and insider participation in compensation decisions. None of our executive officers served on any board of directors or compensation committee of any other company (except for our subsidiaries) for which any of our directors served as an executive officer.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

We, the Audit Committee of the Board of Directors of Intervest Bancshares Corporation and Subsidiaries (the “Company”), are directors who meet the Nasdaq Stock Market standards for independence. Each of us also meets the Securities Exchange Commission’s (SEC) requirements for audit committee member independence. We operate under a written charter adopted by the Board of Directors.

We met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discussed these matters with the Company’s independent auditors, Hacker, Johnson & Smith, P.A., P.C., appropriate Company financial personnel and Intervest National Bank’s internal auditor.

We discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s principal executive officer and principal financial officer, which are required for certain of the Company’s filings with the SEC. We met privately at our regularly scheduled committee meetings with both the independent auditors and Intervest National Bank’s internal auditor, as well as with the Company’s principal financial officer and the Company’s counsel, each of whom has unrestricted access to us.

We reviewed with management and the independent auditors, the Company’s audited financial statements, and met separately with both management and the independent auditors to discuss and review those financial statements and reports prior to issuance. Management has represented and the independent auditors have confirmed to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audited the annual financial statements prepared by management and expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles. In addition, the independent auditors audited management’s assessment that the Company maintained effective internal control over financial reporting. The independent auditors discussed with us any issues they believed should be raised with us.

We appointed Hacker, Johnson & Smith, P.A., P.C., as the independent auditors for the Company for 2009 after reviewing the firm’s performance and independence from management. We received from and discussed with them written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) relating to that firm’s independence from the Company. We also discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. We monitored the auditors’ independence by reviewing audit and non-audit services performed by the independent auditors and by discussing with the independent auditors their independence. The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit and tax preparation services. The Committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.

Relying on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee: Michael A. Callen (Chairman), Paul R. DeRosa, Lawton Swan, III

DIRECTOR COMPENSATION

All of our directors are also directors of our subsidiaries. Except as denoted in the notes to the table that follows, all directors receive fees for attending meetings of each Board and their respective Committees. The fees are evaluated and adjusted periodically by our Board of Directors based on the recommendation of the Compensation Committee.

The fees payable to our directors for each meeting attended in 2009 are noted in the table that follows:

Chairman of all Boards of Directors (1)	$4,000
Other members of all Boards of Directors (1)	$1,250
Chairman of all Board Committees (2)	$1,000
Other members of all Board Committees (2)	$750

(1)	The same fee is paid for each Board meeting of Interest National Bank and Intervest Mortgage Corporation attended by directors. Mr. Olsen (director of Intervest National Bank only) and Mr. Helman do not receive fees for attending Board meetings.
(2)	The Chairman of the Audit Committee and the other members of the Audit Committee receive $3,500 and $1,500 for each meeting attended, respectively. The Chairman and other members of the Loan Committee for Intervest Mortgage Corporation receive a fee of $125 and $100, respectively, for each meeting attended. Mr. Dansker does not receive fees for attending meetings of the Executive Committee of Intervest National Bank and Mr. Helman does not receive any fees for attending committee meetings.

The following table sets forth information concerning all compensation awarded to, earned by or paid to our non-employee directors in 2009.

Name	Fees Earned or Paid in Cash (1) (3)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.	Total
Michael A. Callen	$54,000	—	$11,154	—	—	—	$65,154
Paul R. DeRosa	$49,300	—	$11,661	—	—	—	$60,961
Wayne F. Holly	$38,500	—	$10,647	—	—	—	$49,147
Lawton Swan, III	$35,500	—	$10,647	—	—	—	$46,147
Thomas E. Willett	$45,250	—	$10,140	—	—	—	$55,390
David J. Willmott	$17,000	—	—	—	—	—	$17,000
Wesley T. Wood	$35,300	—	$11,154	—	—	—	$46,454

	$274,850	—	$65,403	—	—	—	$340,253

(1)	Represent fees paid in cash to directors for attending board and committee meetings as per the fee table above.
(2)	Options to acquire shares of our Class A common stock at an exercise price of $4.02 per share were awarded to certain of our directors on December 10, 2009 pursuant to our shareholder approved 2006 Long-Term incentive Plan. The number of options awarded is as follows: Mr. Callen 6,600; Mr. DeRosa 6,900; Mr. Holly 6,300; Mr. Swan 6,300; Mr. Willett 6,000; and Mr. Wood 6,600. These options vest and become exercisable at the rate of 33.33% on December 10, 2010, December 10, 2011 and December 10, 2012. The options awarded expire upon the earlier of 10 years following the date of grant or one year following the date the executive ceases to be our director by reason of disability or death or ninety days if such termination is for a reason other than by death or disability.

For purposes of the table above, the total value of the option awards presented is calculated by multiplying the number of options granted by the estimated fair value of each option of $1.69. The estimated fair value of each option was calculated pursuant to the Black-Scholes option valuation formula. The assumptions utilized in the calculation are set forth in note 15 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Mr. Dansker and Mr. Helman are employee directors who did not receive awards of stock options in 2009. Mr. Dansker receives director and committee fees for attending meetings, the amount of which is reflected in the “Executive Compensation Summary Table” in this proxy statement. Mr. Helman receives no fees for attending any meetings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction: We welcome the opportunity to share this Compensation Discussion and Analysis with our shareholders. We understand that investors have a strong interest in executive compensation, with a specific focus on our Named Executive Officers (NEOs). The NEOs for 2009 included our CEO, CFO, and our three other most-highly compensated executive officers, all of which are identified in the “Executive Compensation Summary Table” that follows this discussion. This section discusses our compensation process and Compensation Committee procedures, our objectives and elements of our executive compensation, our recent decisions regarding compensation and recent legislation and regulation related to executive compensation.

Oversight. The Compensation Committee of our Board of Directors operates under a written charter adopted by the Board of Directors and oversees the compensation paid to our executive officers. Among its responsibilities, the Compensation Committee reviews the performance of our Chief Executive Officer and our other executive officers, as well as the executive officers of our subsidiaries, and makes recommendations concerning the compensation levels of those officers. The Compensation Committee is composed entirely of independent, non-management members of the Board of Directors.

Objectives of Executive Compensation. The objectives of our executive compensation are to attract, motivate and retain highly talented individuals. The Compensation Committee periodically reviews the competitiveness of our executive compensation in order to evaluate whether it is achieving the desired goals and objectives. Our executive compensation program is principally designed to give executives incentives to focus on and achieve our business objectives. Key elements of our executive compensation program are normally comprised of competitive base salaries, annual cash bonuses and, from time to time, equity based awards. We believe that our executive compensation policies and practice, as well as those applicable to our directors and all of our other employees, do not create incentives that will pose substantial risk to our company and to the management of that risk.

Competitive Factors. In determining the compensation levels of our executive officers, the Compensation Committee takes into account competitive market data from the banking industry as a whole and focuses on institutions of a size similar to us. Although the Compensation Committee has not historically established specific targets in relation to peer group compensation, it has taken into account the total compensation paid to executive officers by our competitors. Information regarding pay practices at other companies in the financial sector is useful because we recognize that our compensation must be competitive in the marketplace and also assists us in assessing the overall reasonableness of our compensation.

Elements of Compensation. Our executive compensation has historically consisted of four components: base salary, annual cash incentives (bonuses), employee benefits and from time to time, certain equity based incentives. Base salary is designed to provide competitive levels of compensation to our executive officers based upon the responsibilities assigned to them and taking into account their experience and qualifications. We have established base salaries at levels we consider appropriate to recruit and retain executives and which we believe are competitive with those paid by similar institutions. Our Compensation Committee reviews base salaries on an annual basis to take into account changes in responsibilities and the individual performance of our executives.

Annual cash bonus payments are intended to recognize individual accomplishments as well as consider the overall performance of our company during the year. Bonus payments normally have not constituted a significant percentage of total executive compensation. Awards of annual cash bonuses are not based upon the attainment of pre-established targets or other measurable criteria, but have been determined based on the company’s and employee’s individual performance and other factors determined relevant by our Compensation Committee, including in the case of all other executive officers, the recommendations of our Chairman. As discussed later in this section, legislative restrictions prohibited the payment of cash bonuses to our NEOs and no such bonus payments were made to them in 2009.

Equity incentives in the form of options to purchase our Class A common stock have been granted from time to time to all of our full time employees, including our executive officers and directors. We have a Long Term Incentive Plan in place that allows our Compensation Committee to make various awards from time to time, including stock options and other forms of long-term incentives to those employees who may be selected by the Compensation Committee. We believe that the Plan has helped us attract and retain employees by providing us with the flexibility to award incentives to achieve our long-range goals. We also believe that these awards align the employees’ interests with those of our stockholders through long-term ownership of our stock. Awards under the Plan constitute longer-term, variable compensation, which will reward effective long-term management decision-making. As discussed later in this section, legislative restrictions also prohibited our NEOs from receiving option awards and no awards were made to them in 2009. We expect that equity awards under the Plan will continue to constitute an additional element of our executive compensation in future years provided that such awards would not be prohibited under existing regulations.

We also provide various benefits to all of our eligible employees, including executive officers, which include group life insurance, health insurance and a 401(k) Plan. The 401(k) Plan is a tax-qualified profit sharing plan under the Internal Revenue Code, and eligible employees meeting certain length of service requirements may make tax deferred contributions subject to certain limitations. We have historically made discretionary matching contributions of up to 3% of employee compensation, which vest to the employee over a five-year period. Effective January 1, 2010, the tax-qualified profit sharing plan was modified to include a fully vested safe harbor matching provision of up to 4% of employee compensation. All prior unvested matching contributions that we made to employee 401(k) accounts became fully vested with this modification.

Perquisites and other benefits have not represented a significant part of total compensation for any of our executive officers, and are usually made available to a limited number of executive officers. The primary perquisites are the expense reimbursement allowance granted to our Chairman, which is presently in the amount of $922 per month and was established as a reasonable estimation of normal recurring expenses likely to be incurred by him in performing his duties. He is also entitled to the unlimited use of a car at our expense.

From time to time, we may engage a compensation consulting firm to provide advice and guidance concerning the competitive market value of specified executive positions and to provide advice concerning potential stock option awards to executive officers and others. The consultants provide guidance concerning the compensation paid to similarly situated executives in the financial services industry. Based on a review of a variety of published data, including the proxy statements of peer organizations selected by the consultant, the consultants furnish our Compensation Committee information concerning the competitive ranges of base and total compensation for each of the selected positions and the Committee considers that information in formulating its recommendations to the Board related to base salary adjustments and bonus awards. The consultants also provide advice to the Committee concerning the Committee’s proposals and recommendations related to stock option grants. No such consultants were engaged in 2009.

Post-Termination Compensation. We currently do not offer pension or post-employment benefits to our employees, except with respect to our Chairman who has contractual entitlements under a ten-year employment agreement with us that expires in 2014. The agreement provides him with certain severance, disability and death benefits. The employment agreement is described in greater detail under the caption “Employment Agreements” in this proxy statement.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all final recommendations to our Board of Directors for the compensation paid to our Chairman and to our other executive officers. The Chairman annually reviews the performance of all our other executive officers and presents his conclusions and recommendations to the Compensation Committee for its consideration and approval. The Compensation Committee has authority to exercise its discretion in modifying any such recommendation.

Changes in Executive Compensation. The Compensation Committee continually evaluates our executive compensation programs. The Compensation Committee, from time to time, with the assistance of a consultant if necessary, undertakes a comprehensive review of the company’s compensation programs and policies. In that regard, the Compensation Committee continually reviews the general elements of each executive officer’s compensation and makes adjustments as needed to ensure that it is consistent with our compensation philosophy and fairly reflects individual performance and the overall performance of our company.

Tax Considerations. It has been the Compensation Committee’s intent that all compensation payments be tax deductible to the company, unless such deductibility would undermine our ability to meet our objectives. In that regard, the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code as amended. Section 162(m) does not permit publicly held companies like us to deduct compensation paid to certain executive officers (the Chief Executive Officer and the next four of the most highly compensated officers, each called a covered employee) to the extent that the amount of the compensation payable to the covered employee for the taxable year exceeds $1 million. Compensation payable under a performance-based compensation plan that is approved by stockholders at least once every five years is not be subject to this deduction limitation, so long as the plan complies with the other requirements of Section 162(m). Section 162(m) was recently amended to prohibit institutions such as us who have participated in the U.S. Treasury’s Capital Purchase Program from deducting compensation paid to each of our NEO’s that is in excess of $500,000 (as opposed to $1 million previously). Furthermore, performance-based compensation and commissions which were previously excluded from this ceiling is now included in the calculation of the $500,000 threshold and is also not tax deductible to those companies participating in the Capital Purchase Program.

We believe that all of the compensation paid to our executive officers, except for that paid to our Chairman in 2008 and 2009, qualified for a tax deduction in computing our taxable income. With respect to our Chairman, the portion of his contractual compensation in excess of $500,000 did not qualify for a deduction and the company’s 2009 and 2008 provision for income tax expense has been computed accordingly. The deductibility limit under the Capital Purchase Program has increased the overall after tax cost of our executive compensation with respect to our Chairman, and we will potentially be subject to the executive compensation restrictions described above for an extended period.

Effects of Recent Legislation and Regulation on Our Executive Compensation.

On October 14, 2008, the U.S. Department of Treasury announced a program under the Emergency Economic Stabilization Act of 2008 (“EESA”). Pursuant thereto, the Treasury would make preferred stock investments in participating financial institutions (the “Capital Purchase Program” or “CPP”). The program was designed to attract broad participation by healthy institutions to stabilize the financial system and increase lending for the benefit of the U.S. economy. As described in note 11 to our consolidated financial statements included in our Annual Report on Form 10-K, we applied for and were selected to participate in the CPP in December 2008 and we sold our preferred stock and a common stock purchase warrant to the U.S. Treasury for a total capital investment of $25 million from the Treasury. As a result of this transaction, we became subject to certain executive compensation requirements under EESA, Treasury Department regulations and the contract pursuant to which we sold our preferred stock. Those requirements apply to what the Treasury refers to as our Senior Executive Officers (SEOs). On February 17, 2009, the America Reinvestment and Recovery Act of 2009 (“ARRA”) was enacted and amended EESA. ARRA continued all the same compensation and governance restrictions in EESA and added substantially to the restrictions in several areas. The Treasury then published regulations in June 2009 implementing the provisions of EESA (as amended by ARRA).

We believe we have fully complied with the requirements of EESA. Those requirements are as follows:

•

Prohibition on Certain Types of Compensation. EESA prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of our financial institution. It also prohibits us from implementing any compensation plan that would encourage manipulation of our reported earnings in order to enhance the compensation of any of our employees;

•

Risk Review. EESA requires our Compensation Committee to meet with our senior officers at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans. The review is intended to better inform the Committee of the risks posed by the plans and ways to limit such risks. The Committee has performed this review and its conclusions are included in its report which appears at the end of this section. Specifically, the Committee’s report includes its certifications that our compensation plans do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of our company, and that the plans do not encourage manipulation of our reported earnings in order to enhance the compensation of any of our employees;

•

Bonus Prohibition. EESA prohibits the payment of any “bonus, retention award, or incentive compensation” to our five SEOs. The prohibition includes several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009 and limited amounts of “long-term restricted stock” as discussed below. We have performed an extensive review of our compensation arrangements and have complied with all requirements of EESA for 2009;

•

Limited Amount of Long Term Restricted Stock Excluded from Bonus Prohibition. EESA permits us to pay a limited amount of “long-term” restricted stock. The amount is limited to one-third of the total annual compensation of the employee. EESA requires such stock to have a minimum 2-year vesting requirement and to not “fully vest” until we have repaid all CPP-related obligations;

•

Golden Parachutes. EESA prohibits any severance payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason. EESA provides an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits;

•

Clawback. EESA requires us to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. This requirement applies to the five NEOs and the next 20 most highly compensated employees. We have instituted such a policy;

•

Limit on Tax Deduction. We contractually agreed to abide by a provision of EESA and Treasury Department regulations which limits our tax deduction for compensation paid to any SEO to $500,000 annually. This provision amended the Internal Revenue Code by adding a new Section 162(m)(5), which imposes a $500,000 deduction limit. In addition, prior to the amendment, certain performance based compensation paid under shareholder approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion. We discuss the effect of this provision in greater detail under the heading “Tax Considerations”;

•

Shareholder “Say-on-Pay” Vote Required. EESA requires us to include a non-binding shareholder vote to approve the compensation of executives as disclosed in this proxy statement. We have included such a say-on-pay proposal in this proxy statement;

•

Policy on Luxury Expenditures. EESA required us and we have implemented a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. Such policy has been filed with the Treasury; and

•

Reporting and Certification. EESA requires our CEO and CFO to provide a written certification of compliance with the executive compensation restrictions in EESA in our annual report. These certifications have been included in our 2009 Annual Report on Form 10-K as Exhibits 99.1 and 99.2, respectively. EESA also requires certain disclosures and certifications by the Compensation Committee, which it makes in its report which is provided at the end of this section.

On October 22, 2009, the Federal Reserve also issued proposed guidance on incentive compensation. The guidance includes three principles: 1) incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the banking organization; 2) a banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and 3) banking organizations should have strong and effective corporate governance to help ensure sound compensation practices. The guidance is immediately effective under the Federal Reserve’s power to regulate the safety and soundness of financial institutions. The Federal Reserve will apply the guidance to all U.S. financial institutions. We expect to better understand how this guidance will affect us in the coming months.

Summary. The Compensation Committee reviewed all of the components of our executive officers’ compensation for 2009, including the compensation of our Chairman. We and the entire financial services industry are facing unprecedented challenges and profound change and 2009 was a particularly challenging year. We believe that our executive management team continued to demonstrate exceptional management skills and a dedicated work ethic while dealing with a downturn in the economy, high unemployment rates, increased vacancy rates and lower commercial real estate values, all of which have contributed to an increase in our nonperforming assets and related expenses and reduced our operating results in 2009. These factors have demanded more time from our management in addition to their normal everyday responsibilities. We believe that the aggregate compensation paid to each of our executive officers is reasonable and not excessive.

We also believe that the compensation paid to all of our executive officers has been consistent with our overall objectives and has enabled us to retain and motivate our management team to date. However, we believe that the compensation restrictions discussed above will make it more difficult in the future to recruit and retain executives for all financial institutions who are subject to the compensation restrictions.

Report of the Compensation Committee of the Board of Directors

In accordance with its written charter, the Compensation Committee evaluated the performance of and determined the compensation for our Chief Executive Officer and approved the compensation structure for senior management. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

The Compensation Committee certifies that it has reviewed with management our senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of our company. The Compensation Committee performs this review at least every six months. Because base salaries constitute the most significant percentage of our executives’ total compensation, the Committee concluded that this tends to discourage unnecessary risk taking by executive officers. In addition, annual cash bonuses when permitted to be paid are determined after the end of the year at the discretion of the Committee and the Committee can reduce or eliminate such awards if it determines that any executive has caused the company to incur excess risks. Equity incentives awarded to our executives, if any, do not in the view of the Committee encourage unnecessary risk because they are designed to focus the executives’ attention on the long-term interests of the company. The Compensation Committee concluded that the overall compensation paid to our senior executives does not encourage unnecessary or excessive risk taking by those executives.

Compensation Committee: Wesley T. Wood (Chairman), Michael A. Callen, Paul R. DeRosa

Proposal Two: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

As discussed earlier under the section “Executive Compensation”, we are providing you the opportunity, as a stockholder, the right to vote for or against the following resolution:

“RESOLVED, that our stockholders approve the compensation of our executives as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officers (together with accompanying narrative disclosures) in this proxy statement.”

Because the vote is advisory, it will not be binding upon our Board and may not be construed as overruling any decision made by the Board. However, the Compensation Committee of the Board of Directors may, in its sole discretion, take into account the outcome of the vote when considering future compensation arrangements.

We believe that our compensation policies and procedures are aligned with the long-term interests of our stockholders. These policies and procedures are described under the section “Executive Compensation” and the related disclosures regarding executive compensation in this proxy statement. The Compensation Committee, composed entirely of independent directors, in consultation with consultants from time to time, oversees our compensation programs and monitors policies to ensure that those policies are appropriate.

The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote of a majority of the shares present and entitled to vote.

Our Board of Directors unanimously recommends a vote “FOR”

the approval of our Executive Compensation.

EXECUTIVE COMPENSATION SUMMARY TABLE

The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive and financial officers and our three other most highly compensated executive officers, collectively referred to as “named executive officers” in this proxy statement, for all services rendered in all capacities to us and our subsidiaries during each of the past three fiscal years.

Name Principal Position	Year	Salary (1)	Bonus	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total

Lowell S. Dansker, Chairman and Chief Executive Officer	2009	$937,073	—	—	—	—	—	$104,725	$1,041,798
	2008	$893,201	—	—	$30,318	—	—	$96,650	$1,020,169
	2007	$842,641	—	—	$95,232	—	—	$103,125	$1,040,998

John J. Arvonio, Chief Financial Officer and Accounting Officer	2009	$231,000	—	—	—	—	—	$6,930	$237,930
	2008	$219,635	$10,000	—	$9,291	—	—	$6,889	$245,815
	2007	$214,462	$10,000	—	$29,030	—	—	$6,221	$259,713

Keith A. Olsen, President -Intervest National Bank	2009	$363,461	—	—	—	—	—	$7,350	$370,811
	2008	$346,596	$15,000	—	$19,560	—	—	$6,900	$388,056
	2007	$315,833	$15,000	—	$61,440	—	—	$6,750	$399,023

Stephen A. Helman, Vice President and Secretary	2009	$245,000	—	—	—	—	—	$7,350	$252,350
	2008	$237,000	$10,000	—	$17,555	—	—	$6,900	$271,455
	2007	$230,000	$10,000	—	$55,142	—	—	$3,463	$298,605

John H. Hoffmann, Vice President - Intervest National Bank	2009	$139,000	—	—	—	—	—	$4,170	$143,170
	2008	$134,000	$7,500	—	$7,335	—	—	$4,245	$153,080
	2007	$130,000	$7,500	—	$23,040	—	—	$4,125	$164,665

(1)	This column includes the following items that have been earned from or paid in cash by us and our subsidiaries: base salary, vacation pay and expense allowance.
(2)	Options were awarded to all employees and directors on December 11, 2008 and December 13, 2007 pursuant to our stockholder approved 2006 Long-Term incentive Plan. The above named executive officers received options to acquire shares of our Class A common stock at an exercise price of $7.50 per share in 2008 and $17.10 per share in 2007. The number of options awarded for each grant were identical in each year, except for those awarded to Mr. Arvonio, and are as follows: Mr. Dansker: 18,600 options (which includes 6,600 options awarded for his service as a director); Mr. Arvonio: 5,700 options in 2008 and 5,670 options in 2007; Mr. Olsen: 12,000 options; Mr. Helman: 10,770 options (which includes 6,300 options awarded for his service as a director); and Mr. Hoffmann: 4,500 options. No options were awarded in 2009 to the aforementioned officers.

At December 31, 2009, the options awarded in 2007 and 2008 are 100% vested and exercisable. All the options awarded expire upon the earlier of 10 years following the date of grant or one year following the date the executive ceases to be our employee by reason of disability or death or ninety days if such termination is for a reason other than by death or disability. For purposes of the Compensation Table above, the total value of the option awards presented is calculated by multiplying the number of options awarded by the estimated fair value of each option (which was estimated to be $1.63 for the 2008 grant and $5.12 for the 2007 grant). The value of each option was calculated pursuant to the Black-Scholes option valuation formula. The assumptions utilized in the calculation are set forth in note 15 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Includes director and committee fees that have been paid in cash by us and our subsidiaries to Mr. Dansker as follows: $97,375 in 2009, $89,750 in 2008 and $96,375 in 2007. No other named executive officer was eligible for director and committee fees. The remaining amounts in this column represent matching contributions made by us to our 401(k) plan.

STOCK OPTION EXCERCISES, GRANTS AND OUTSTANDING EQUITY AWARDS

Exercises. No warrants or options were exercised in 2009 by any of the officers named in the Executive Compensation Summary Table.

Grants. No warrants or options were granted in 2009 to any of the officers named in the Executive Compensation Summary Table.

Outstanding Equity Awards at Year-End. The following table provides a summary of equity awards outstanding at December 31, 2009 for officers named in the Executive Compensation Summary Table.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
		Exercisable	Unexcercisable
Lowell S. Dansker	Dec 13, 2007	18,600	—	—	$17.10	Dec 13, 2017
	Dec, 11, 2008	18,600	—	—	$7.50	Dec 11, 2018
John J. Arvonio	Dec 13, 2007	5,670	—	—	$17.10	Dec 13, 2017
	Dec, 11, 2008	5,700	—	—	$7.50	Dec 11, 2018
Keith A. Olsen	Dec 13, 2007	12,000	—	—	$17.10	Dec 13, 2017
	Dec, 11, 2008	12,000	—	—	$7.50	Dec 11, 2018
Stephen A. Helman	Dec 13, 2007	10,770	—	—	$17.10	Dec 13, 2017
	Dec, 11, 2008	10,770	—	—	$7.50	Dec 11, 2018
John H. Hoffmann	Dec 13, 2007	4,500	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	4,500	—	—	$7.50	Dec 11, 2018

EMPLOYMENT AGREEMENTS

We have a ten-year employment and supplemental benefits agreement with Mr. Lowell S. Dansker, our Chairman that expires on June 30, 2014 unless terminated earlier upon thirty days’ prior notice by Mr. Dansker. Pursuant to the agreement, his annual base salary as of July 1, 2009, is $893,262 and is subject to annual increases effective July 1st of each year of the term of the agreement based on various criteria, but no less than six percent per year. In addition to his base salary, Mr. Dansker is entitled to receive such bonuses or incentive compensation as may, from time to time, be awarded by our Board of Directors so long as such awards or payments are not prohibited by reason of our participation in the U.S. Treasury Capital Purchase Program. He is also entitled to participate in our employee benefit programs to the extent he is eligible to participate and to five weeks paid vacation. Mr. Dansker also earns fees for attending our board and committee meetings.

Mr. Dansker’s employment agreement also entitles him to an expense account, currently amounting to $922 per month, which increases annually each July 1st in the same proportion as the increase in his base salary for such year. We have agreed that such amount is a reasonable estimation of normal recurring expenses (other than travel expenses) likely to be incurred by Mr. Dansker in performing his duties for us and he is not required to account for those expenses.

Mr. Dansker is also entitled to reimbursement of travel expenses incurred by him in the performance of duties for us or our subsidiaries or affiliated entities, including travel in connection with attendance at conventions, trade associations and similar meetings. Mr. Dansker is also entitled to an unlimited use of a car at our expense.

Mr. Dansker’s employment agreement also requires that we provide him with an office at our offices in New York City, which he can use in connection with his duties as our Chairman and for any other purposes as he may determine at no cost to him. Upon the expiration of the agreement, we are obligated to continue to provide Mr. Dansker with an office for a period of two years at our cost. If we cease to maintain our offices in Midtown Manhattan, City of New York, then Mr. Dansker will be entitled to an amount from us, as reasonably determined by him, reflecting the cost of an office and secretarial services in New York City. Mr. Dansker will also be entitled to an unlimited use of a car for a period of two years at our expense.

Mr. Dansker’s employment agreement also contains certain other provisions, including disability and death benefits and indemnification. In the event of Mr. Dansker’s disability, as defined in the agreement, or death, we will pay to Mr. Dansker’s wife or his estate, as applicable, a specified amount over a period equal to the greater of (i) three years, and (ii) the number of months remaining in the stated term of the agreement. The specified amount is equal to a percentage, 50% in the case of disability and 25% in the case of death, of Mr. Dansker’s monthly base salary had the agreement continued in force and effect. This amount (or the balance of any remaining amount if monthly payments have previously commenced due to disability) will, in the case of death, be paid to Mr. Dansker’s estate in a lump sum and will, for these purposes, be calculated on the basis of annual base salary increases at the rate of six percent.

Subject to certain exceptions, we have agreed to indemnify Mr. Dansker to the fullest extent permitted by law, against all losses, claims, damages or liabilities, including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability.

Our subsidiary, Intervest National Bank, has employment agreements with Mr. Keith A. Olsen, President, Mr. John J. Arvonio, Senior Vice President and Chief Financial Officer, Stephen A. Helman, Vice President, and John H. Hoffmann, Vice President, that expire on December 31, 2010. The employment agreements are renewable from year to year upon mutual written consent between the executive and our subsidiary and have annual base salaries, effective January 1, 2010, as follows: Mr. Olsen, $367,500; Mr. Arvonio, $228,800; Mr. Helman, $254,800; and Mr. Hoffmann, $143,170. Mr. Arvonio also serves as our Chief Financial and Accounting Officer and Mr. Hoffmann also serves as Chief Financial Officer of Intervest Mortgage Corporation. The employment agreements provide for reimbursement of expenses incurred in the performance of the executive’s duties, medical and life insurance benefits, and certain other incentive compensation or benefits as may from time to time be awarded by the Board of Directors so long as such awards or payments are not prohibited by reason of our participation in the U.S. Treasury Capital Purchase Program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have written procedures for reviewing transactions between us or one of our subsidiaries and our directors, executive officers, their immediate family members and entities with which they have a position or relationship. These procedures require Audit Committee approval of such transactions and are intended to determine whether any such transaction impairs the independence to a director or presents a conflict of interest. The guidelines require that such transactions be on terms comparable to those that could be obtained in an arms’ length dealing with an unrelated party.

Our subsidiary, Intervest National Bank, has in the past and may in the future enter into various loan and other banking transactions in the ordinary course of business with our directors and executive officers (or associates of such persons). All such transactions: (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features. There were no loans outstanding or made to any of our directors or executive officers during the year ended December 31, 2009.

Our directors and entities affiliated with certain of our directors have in the past and may in the future participate in mortgage loans originated by our subsidiaries or us. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with such subsidiaries. At December 31, 2009, there were no such transactions outstanding.

Our subsidiary, Intervest National Bank, has deposit accounts aggregating $3.6 million at December 31, 2009 from our directors, executive officers and members of their immediate families and related business interests, which are on the same terms as those made available to non-affiliates.

Mr. Wayne F. Holly, our director, is the Chairman and President of Sage Rutty & Company, Inc. (“Sage Rutty”), a broker/dealer. Our subsidiary, Intervest National Bank, from time to time uses Sage Rutty’s services to purchase investment securities for its portfolio. Intervest National Bank paid commissions of $42,000 in 2009 to Sage Rutty in connection with the purchase of investment securities, which was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

Mr. Thomas E. Willett, our director, is a partner of Harris Beach PLLC, a law firm that provides legal services to us and our subsidiaries. The total fees paid to Harris Beach in 2009 were $101,000, which was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

Mr. Wesley Wood, our director, is a member of Marketing Capital Corporation, a marketing firm that provides marketing services to us. The total fees paid to Marketing Capital Corporation in 2009 was $18,000, which was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

From time to time, certain relatives of our executive officers and directors may perform clerical or similar services for us or our subsidiaries on a part-time basis. The aggregate compensation paid to such individuals has never been material.

Except for the transactions described above and outside of normal customer relationships, none of our directors, officers or principal stockholders and no corporations or firms for which such persons or entities are associated, currently maintain or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with us or our subsidiaries other than such as arises by virtue of such position with us or ownership interest in us.

Proposal Three: TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

On March 25, 2010, our Board of Directors approved an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock of Intervest Bancshares Corporation from 12 million to 62 million. The amendment remains subject to approval by the holders of a majority of the outstanding shares of our Class A and Class B Common Stock. It is proposed that Section 4(a) of our Restated Certificate of Incorporation be amended to read as follows:

“The Corporation is authorized to issue three classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”), Class A Common Stock (“Class A Common Stock”) and Class B Common Stock (“Class B Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is Sixty Three million (63,000,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Three Hundred Thousand (300,000). The total number of shares of Class A Common Stock this Corporation shall have authority to issue is Sixty Two million (62,000,000). The total number of shares of Class B Common Stock this Corporation shall have authority to issue is Seven Hundred Thousand (700,000). All of the shares of capital stock have a par value of $1.00 per share.”

Like many other financial institutions, we have been adversely affected by the current economic conditions affecting the global and U.S. economies, and particularly the economies in Florida and New York in which our subsidiary Intervest National Bank operates. Our operating results have and continue to be affected by the weak economy, high unemployment, increased office and retail vacancy rates and an increasing supply of distressed properties for sale in the marketplace at discounted prices, all of which have significantly reduced commercial and multifamily real estate values both nationally and in our lending areas. These conditions have caused a significant amount of our assets to be classified as nonperforming and increased our loan and real estate loss provisions and related expenses to carry these assets. In the first quarter of 2010, we reported our first net loss from operations in over 10 years of $2.9 million that was driven by the factors noted above. Furthermore, these unfavorable conditions could continue for some period of time which may result in an adverse impact on our consolidated regulatory capital ratios and those of Intervest National Bank.

In April 2009, Intervest National Bank agreed with its primary regulator to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets (leverage ratio) - 9%; Tier 1 capital to risk-weighted assets - 10%; and total capital to risk-weighted assets - 12%. It is possible moreover, that even higher capital requirements may be imposed in the future by the Bank’s regulators. At March 31, 2010, we believe that we have met all capital adequacy requirements to which we are subject. At March 31, 2010, Intervest National Bank’s actual regulatory capital ratios were as follows: total capital to risk-weighted assets - 14.33%, Tier 1 capital to risk-weighted assets - 13.08% and Tier 1 capital to total average assets (leverage ratio) - 10.38%.

Our Board believes it important that our company be in a position to maintain its capital at high levels in the current challenging economic environment and has therefore determined that it would be prudent to raise additional capital. The increase in authorized shares is intended to put us in a position to raise additional capital. Even though we are currently “well capitalized” as that term is defined in applicable regulations, as noted above, our subsidiary, Intervest National Bank, has agreed with its primary regulator that it will maintain capital ratios that are substantially higher than those that would otherwise apply so as to better assure that it can address any contingencies that might arise in the current economic environment and to anticipate any changes to its capital requirements that may be required in the future by the regulators as economic circumstances change. As a result of all the factors noted above, our Board believes that it is prudent to enhance our capital and is therefore exploring opportunities to raise additional capital.

The Board recommends that the stockholders approve the proposed amendment and believes that it is in the best interests of our company and our stockholders. The proposed increase in the number of authorized shares of Class A Common Stock will better assure that a sufficient number of shares will be available, as and when needed, for issuance in connection with any possible future transactions that may be approved by the Board, including stock offerings to raise capital.

In addition to any issuances to raise capital, authorized but unissued shares would be available for issuance from time to time, without further action or authorization by the shareholders (except as may be required by law or the rules of the Nasdaq Stock Market), for corporate needs such as equity financing, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board of Directors to be in the best interest of our company.

The Board of Directors believes that having additional shares of Class A Common Stock available for issuance without delay will be beneficial by providing us with the flexibility to respond to future business opportunities and needs when and if they arise. Any issuance of these additional shares of Class A Common Stock will increase the total number of our common shares outstanding which could adversely affect our earnings per share and depending on the time and under circumstances they are issued, may increase or decrease the per share book value of our common shares then outstanding. The additional shares, moreover, can be issued without further stockholder approval, except as may otherwise be required by applicable law or by the requirements of the national exchange on which the Class A Common Stock may then be listed.

Although we are actively exploring various alternatives to strengthen our capital position and enhance long-term shareholder value, we do not have any binding agreements, arrangements, commitments or understandings with respect to any issuance of any of the additional shares of our Class A Common Stock that would be authorized upon approval of this amendment.

Since, as is described below, we presently have only a limited number of shares of Class A Common Stock available for issuance, approval of the amendment will enhance our flexibility to pursue potential future transactions. Under our Restated Certificate of Incorporation, we currently have authority to issue 12,000,000 shares of Class A Common Stock, par value $1.00 per share, of which 7,690,812 shares were issued and outstanding on April 23, 2010. In addition, at that date: 580,000 shares were reserved for issuance upon conversion of our Class B Common Stock; 750,000 shares were reserved for issuance under our Equity Incentive Plan (under which options to purchase a total of 326,840 shares were outstanding); and 691,882 shares were reserved for issuance upon exercise of a common stock warrant held by the U.S. Treasury. After giving effect to the reserved shares, only 2,287,306 shares of Class A Common Stock remain available for issuance. There are no preemptive rights associated with our shares of capital stock. The affirmative vote of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, is necessary for approval of the amendment.

The Board of Directors recommends that shareholders vote “FOR” the adoption of the amendment to the Restated Certificate of Incorporation to increase the authorized shares of

Class A Common Stock from 12 million to 62 million.

Proposal Four: TO AUTHORIZE ISSUANCE OF SHARES.

As described under proposal three, our Board of Directors has determined that it would be prudent to raise additional working capital. While capital transactions could be pursued in a variety of ways, including public offerings and private placements, certain non-public offerings require approval of our shareholders. Because our shares of Class A Common Stock are traded on the Nasdaq Global Select Market, we are subject to Nasdaq Marketplace Rule 5635, which sets forth the circumstances under which shareholder approval is required prior to the issuance of securities in connection with various matters, including non-public offerings. The rule restricts us from issuing more than 20% of the outstanding shares (1,538,162 shares) of our Class A Common Stock in a non-public offering without first obtaining shareholder approval. Should we consider it necessary to issue a greater number of shares, the need to then obtain shareholder approval and the resulting delays, uncertainties and public disclosure of the proposed transaction may interfere with our ability to conclude a capital raising transaction.

In order to enable us to be ready to raise additional capital that may be necessary or appropriate in a timely and cost effective manner, we are seeking the necessary shareholder approval at this time. Although we are actively exploring various alternatives that may be available to us for additional capital, including issuances in non-public offerings, we do not presently have any binding agreements, arrangements, commitments or understandings with respect to any issuance of any of the additional shares of our Class A Common Stock. The published interpretive guidance of Nasdaq indicates that, in those circumstances where a company has not obtained approval for a specific transaction, a general authorization will only be effective if it contains parameters specifying the maximum number of shares to be issued, the maximum dollar amount of any issuance, the maximum discount to market, and the duration of shareholder approval.

Accordingly, if the proposal is approved, the following restrictions will apply to any issuance of Class A Common Stock pursuant to that approval:

•	No more than 20 million shares of Class A Common Stock may be issued;

•	The aggregate dollar amount of the non-public offerings will not exceed $50 million;

•

The maximum discount at which shares of Class A Common Stock may be offered shall be 20% below the average volume weighted average price of a share of Class A Common Stock for the five days ending on the second business day prior to the expiration of the non-public offering; and

•	The issuance of shares of Class A Common Stock pursuant to one or more non-public offerings shall occur not later than ninety (90) days from the date of any approval.

The ninety (90) day time period set out above was fixed consistent with the published Nasdaq guidance. Any non-public issuance after that date would require a separate shareholder approval.

Shareholder approval of this proposal will not require us to conduct any offering or to issue any shares of Class A Common Stock. Rather, if the shareholders approve the proposal, we may sell shares of Class A Common Stock in one or more non-public offerings without requirement for any further shareholder approval, subject only to our compliance with applicable laws, rules and regulations.

The issuance of shares of our Class A Common Stock in any offering would dilute, and thereby reduce, each existing shareholder’s proportionate ownership in our shares of Class A Common Stock. The Board of Directors has not determined the terms and conditions of any offering of stock that might occur. As a result, the level of dilution cannot be determined at this time, but any offering would be subject to the overall limitations described above. It should also be noted that the issuance of shares of Class A Common Stock at prices lower than the then-existing market price may reduce the market price of shares held by our existing shareholders.

It is also possible in any non-public offering that a large block of shares could be sold to a single purchaser or to a group of related purchasers, such that voting power could be concentrated in the hands of a limited number of shareholders who would exercise influence over our operations and also have greater influence on the outcome of matters presented to our shareholders for approval. Although we do not presently expect that any issuance will result in a “change of control,” as that term is defined by Nasdaq, shareholder approval of this proposal will not constitute approval of any such change of control and any offering that results in a change of control must be presented to shareholders for a separate approval. A “change of control” would generally be considered to have occurred if, as a result of the issuance, an investor or group owns or has the right to acquire 20% or more of the outstanding shares or voting power and such ownership or voting power would be the largest ownership position.

As is indicated above, the aggregate net proceeds from any offering conducted pursuant to this approval will not exceed $50 million. The net proceeds from any offering will be added to our working capital and will be available for general corporate purposes. It is expected that most of the proceeds will be invested in our subsidiary, Intervest National Bank. We do not have any arrangements or understandings at the present time regarding any specific transactions with investors and we cannot predict if any proposed offering will be successful in raising additional capital.

Our directors and executive officers do not have any substantial interests, directly or indirectly, in the matters set forth in this proposal, except to the extent of their ownership of shares of our capital stock.

Approval of this proposal requires the affirmative vote of the total votes cast of the shares represented in person or by proxy and entitled to vote on the proposal.

The Board of Directors recommends that you vote “FOR” approval to authorize the company to issue shares of Class A Common Stock in one or more non-public offerings in accordance with Nasdaq Marketplace Rule 5635, and upon such terms and conditions as may be approved by the Board of Directors, subject to the limitations described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied for 2009.

INDEPENDENT PUBLIC ACCOUNTANTS

Proposal Five: APPOINTMENT OF AUDITORS.

The Audit Committee of our Board of Directors has appointed the firm of Hacker, Johnson & Smith P.A., P.C. (“Hacker Johnson”) as independent auditors for us and our subsidiaries for the year ending December 31, 2010. Such firm also served as independent auditors for us and our subsidiaries for the year ending December 31, 2009 and as long as we have been a public company.

In making its determination to appoint Hacker Johnson as independent auditors, the Audit Committee considered and determined that the provision of non-audit services as described below is compatible with maintaining Hacker Johnson’s independence to us. In fulfilling its oversight responsibility of reviewing the services performed by the independent auditors, the Audit Committee carefully reviewed the policies and procedures for the engagement of the independent auditors. The Audit Committee also discussed with the independent auditors the overall scope and plans for the audit, the results of its audit and total fees paid by us and our subsidiaries to them.

Hacker Johnson has advised us that neither the firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent public accountants and clients. Representatives from Hacker Johnson are not expected to be present at the Annual Meeting.

While we are not required to do so, we are submitting the selection of Hacker Johnson to serve as our independent auditor for the year ending December 31, 2010 for ratification in order to ascertain the views of our stockholders on this appointment. If this selection is not ratified, the Audit Committee will reconsider its appointment and make such determination as it believes to be in our and our stockholders’ best interest.

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of Hacker Johnson to serve as our independent auditor for 2010.

Other Matters

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by our independent auditors and the estimated fees for these services. Of the time expended by our independent auditors to furnish to us the services described below in 2009 and 2008, 100% of such time involved work performed by persons who were the independent auditors’ full-time, permanent employees.

Auditor Fees and Services

The following table summarizes fees billed for services rendered by our independent auditors.

	2009	2008
Audit fees (1)	$190,000	$213,000
Tax fees (2)	15,000	12,000
Audit related fees (3)	14,000	—
All other fees	—	—

Total	$219,000	$225,000

(1)	Consist of fees for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, including audit work related to reporting on internal controls, and for the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q.
(2)	Consist of fees for the preparation of our annual income tax returns.
(3)	Consist of fees associated with the review a proposed debt offering.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Requirements for Stockholder Proposals to be considered for inclusion in our Proxy Materials. Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in the proxy materials relating to our 2011 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and proposals must be received by us no later than December 28, 2010. Such proposals should be delivered to the Secretary, Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400), New York, New York 10020.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Except in the case of proposals made in accordance with Rule 14a-8 and for stockholder nominations to our Board of Directors, which are governed by the procedures for director nominations previously described in this proxy statement, for proposals to be considered at an annual meeting of ours, our bylaws require that the stockholder must have given notice thereof in writing to our Secretary not less than 90 nor more than 120 days in advance of the date of our proxy statement in connection with the immediately preceding annual meeting of stockholders. To be timely for the 2011 Annual Meeting, a stockholder's notice must be delivered to or mailed and received by our Secretary after December 28, 2010 and prior to January 27, 2011. A stockholder's notice to the Secretary must set forth, as to each matter the stockholder proposes to bring before the Annual Meeting, the information required by our bylaws.

The proxy solicited by our Board of Directors for the 2011 Annual Meeting will confer discretionary authority to vote (i) on any proposal presented by a stockholder at that meeting for which we have not been provided with notice prior to March 13, 2011, and (ii) on any other proposal (notwithstanding timely notice) made in accordance with our laws, if the proxy statement briefly describes the matter and how management will direct the proxy holders to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting our proxies will be borne by us. In addition to such solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone, telegraph or fax. We will request persons, firms and corporations holding shares of our common stock in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

As of this date, our Board of Directors does not know of any business to be brought before the meeting other than as specified above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in such manner as may be determined by a majority of our Board of Directors or its Executive Committee.

By Order of the Board of Directors,

/s/ Stephen A. Helman
Stephen A. Helman, Secretary

Dated: April 27, 2010

Copies of our 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission are included in this mailing to stockholders. Additional copies may be obtained without charge to beneficial holders of our Class A common stock by written request directed to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020. Telephone inquiries should be directed to (212) 218-2800. In addition, our 2009 Annual Report on Form 10-K (with exhibits) is available on the Securities and Exchange Commission's website (www.sec.gov) and at our website (www.intervestbancsharescorporation.com).

PROXY

INTERVEST BANCSHARES CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders on Wednesday, May 26, 2010

The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints Lowell S. Dansker and Stephen A. Helman, or either of them, proxies of the undersigned, each with full power of substitution, to vote all shares of Class A common stock of INTERVEST BANCSHARES CORPORATION (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 26, 2010 at 9:30 A.M. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, as hereinafter specified with respect to the following proposals, more fully described in the Notice of and Proxy Statement for the Annual Meeting, receipt of which is hereby acknowledged.

The Board of Directors recommends a vote FOR the election of the nominees for director, FOR the non-binding advisory proposal on the compensation of executives disclosed in this proxy statement, FOR the proposed amendment to the Certificate of Incorporation, FOR the proposal to authorize the corporation to issue shares in one or more non-public offerings and FOR the ratification of the appointment of our independent auditor

1. Election of Directors;

Nominees: Michael A. Callen and Wayne F. Holly

FOR all nominees listed above	WITHHELD for all nominees listed above	FOR ALL EXCEPT	To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and print the name(s) on the lines below.

☐	☐	☐

2. To approve a non-binding advisory proposal on the compensation of our executives as described in this proxy statement;	For ☐	Against ☐	Abstain ☐

3.  To consider a proposed amendment to the Certificate of Incorporation to increase the number of shares of Class A common stock that the corporation is authorized to issue from 12 million to 62 million;

	For ☐	Against ☐	Abstain ☐

4. To approve a proposal to authorize the corporation to issue shares in one or more non-public offerings in accordance with Nasdaq Rule 5635;	For ☐	Against ☐	Abstain ☐

5. To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent auditor for 2010; and	For ☐	Against ☐	Abstain ☐

6. In their discretion, upon any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN UNLESS A CONTRARY CHOICE IS SPECIFIED. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Signature	Date	Signature	Date

Note: (Please sign exactly as name appears hereon. For joint accounts, each joint owner should sign. Executors, administrators, trustees, etc. should so indicate when signing).

COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.